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                      CERTIFICATE OF DESIGNATION, PREFERENCES,
                             RIGHTS AND LIMITATIONS OF
                     SERIES C PREFERRED STOCK, $1.00 PAR VALUE,
                                         OF
                          GREAT PINES WATER COMPANY, INC.


     Pursuant to Section 2.13 of the Texas Business Corporation Act, Robert A. Hammond, Jr., President and Robert A. Hammond, Sr., Secretary, of Great Pines Water Company, Inc., a Texas corporation ("Corporation"),

     DO HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended, and pursuant to Section 2.13 of the Texas Business Corporation Act, said Board of Directors, by unanimous written consent dated December 1, 1997, duly adopted resolutions providing for the issuance of a series of 21,000 shares of Series C Preferred Stock, par value $1.00, which resolutions are and read as follows:

     "RESOLVED, that, pursuant to the authority expressly granted and vested in the Board of Directors of Great Pines Water Company, Inc. (the "Corporation") by the provisions of the Articles of Incorporation of the Corporation, as amended, this Board of Directors by this resolution (hereinafter this "Designation") hereby creates out of the Preferred Stock, par value $1.00 per share, of the Corporation (the "Preferred Stock") a series of the Preferred Stock to consist of 21,000 shares, and to be designated as "Series C Preferred Stock" (hereinafter "Series C Preferred Stock"), and this Board of Directors hereby fixes the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares of such series as follows:

                              SERIES C PREFERRED STOCK

     The relative preferences, powers, rights, qualifications, limitations and restrictions in respect of the Series C Preferred Stock are as follows:

          (a) VOTING RIGHTS. Except as otherwise provided in this Designation or as required by law, the holders of Series C Preferred Stock shall have no voting rights, including, without limitation, any class voting rights.

          (b) DIVIDEND RIGHTS. Holders of shares of Series C Preferred Stock will receive an annual dividend payable monthly in arrears commencing the month after the date of issuance of $12.00 per month. Dividends will be cumulative, will accumulate from the date of original issuance and will be payable to holders of record of the Series C Preferred Stock as they appear on the books of the Corporation on such respective dates, not exceeding 60 days preceding such dividend payment date, as may be fixed by the Board of Directors of the Corporation in advance of the payment of each particular dividend.

     The Series C Preferred Stock will rank prior to the Corporation's Common Stock, par value $.01 per share ("Common Stock"), as to dividends. For purposes of the payment of dividends, the Series C Preferred Stock will rank pari passu with the Series B Preferred Stock and the Series A Preferred Stock. Before any dividends (other than dividends payable in Common Stock) on any class or series of capital stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends or upon liquidation shall be declared or paid or set apart for payment, the holders of shares of Series C Preferred Stock shall be entitled to receive cumulative cash dividends at the annual rate specified above. No dividends shall be declared on any class or series of capital stock ranking on a parity with the Series C Preferred Stock as to dividends in respect of any dividend period unless there shall likewise be or have been declared on the Series C Preferred Stock like dividends for all monthly periods coinciding with or ending before such monthly period ratably in proportion to the respective annual dividend rates fixes therefor. If the Corporation is in default with respect to any dividends payable on, or any obligations to retire shares of, the Series C Preferred Stock, the Corporation may not declare or pay or set apart for payment any dividends or make any distribution in cash or other property on, or redeem, purchase or otherwise acquire, any other class or series of stock ranking junior to the Series C Preferred Stock either as to dividends or upon liquidation. Accruals of dividends will not bear interest.

          (c) LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the

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     Corporation, or proceeds thereof (whether capital or surplus), shall be made to or set apart for the holders of any class or series of stock of the Corporation ranking junior to the Series C Preferred Stock (including Common Stock) upon liquidation, the holders of the Series C Preferred Stock shall be entitled to receive $100 per share, plus an amount equal to all dividends (whether or not declared) accrued and unpaid as of the date of final distribution, but such holders shall not be entitled to any further payment. For purposes of liquidation rights, the Series C Preferred Stock will rank pari passu with the Series B Preferred Stock and the Series A Preferred Stock. If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of the Series C Preferred Stock and other class or series or preferred stock ranking prior to or on a parity with the Series C Preferred Stock as to payments upon liquidation, dissolution or winding-up shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders pro rata in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company to, or a consolidation or merger of the Corporation with, one or more other companies (whether or not the Corporation is the corporation surviving such consolidation or merger) will not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary.

          (d) OPTIONAL REDEMPTION. At any time after December 1, 1998, the shares of Series C Preferred Stock may be redeemed, in whole or in part, by the Corporation at its sole option. The redemption price shall begin at $106 per share of Series C Preferred Stock and will decline $1 per share for each of six three-month periods beginning on December 1, 1998, with a final redemption price of $100 per share. The redemption price should also include all accrued and unpaid dividends through the date fixed for redemption. The Corporation shall, on or prior to the date fixed for redemption, but not earlier than 45 days prior to the redemption date, deposit with its transfer agent or other redemption agent, as a trust fund, a sum sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such agent to give or complete the required notice of redemption and to pay the holders of such shares the redemption price upon surrender of their certificates. Such deposit shall be deemed to constitute full payment of such shares to their holders and from and after the date of such deposit, notwithstanding that any payment of such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends and distributions shall cease to accrue from and after the redemption date, and all rights of the holders of the Series C Preferred Stock called for redemption as shareholders of the Corporation shall cease and terminate, except the for right to receive the redemption price, without interest, upon the surrender of their respective certificates, and except for the right to convert their shares of Series C Preferred Stock until the close of business on the redemption date.

     Unless full accumulated dividends on all outstanding shares of the Series C Preferred Stock shall have been or contemporaneously are declared and paid or set apart for payment for all past dividend periods, the Preferred Stock may not be redeemed unless all of the outstanding Series C Preferred Stock is redeemed, and the Corporation may not purchase any shares of the Series C Preferred Stock otherwise than pursuant to a purchase offer made on the terms to all the holders of Series C Preferred Stock, provided that the Corporation may complete the purchase or redemption of shares of Series C Preferred Stock for which a purchase contract was entered into, or notice of redemption of which was initially given, prior to such default.

     Notice of redemption shall be mailed to each holder of Series C Preferred Stock to be redeemed at the address shown on the books of the Corporation not less than 30 days nor more than 60 days prior to the redemption date. If less than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the Corporation will select the shares to be redeemed by lot, pro rata (as nearly as may be), or in such other equitable manner as the Board of Directors of the Corporation may determine.

          (e) CONVERSION. The shares of Series C Preferred Stock are convertible into shares of Common Stock at a conversion rate of 16.67 shares of Common Stock for one share of Preferred Stock.

     Shares of Series C Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of dividends on such shares to the opening of business on the corresponding dividend payment date (except shares called for redemption during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. The registered holder of such shares of Preferred Stock at the close of business on a

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     dividend payment record date shall be entitled to receive the dividend payable on such shares (except shares called for redemption between such record date and the dividend payment date) on the corresponding dividend payment date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend due on such dividend payment date. A holder of Series C Preferred Stock on a dividend payment record date who (or whose transferee) converts shares of Series C Preferred Stock on a dividend payment date will receive the dividend payable on such Preferred Stock by the Corporation on such date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series C Preferred Stock for conversion. No fractional shares will be issued upon conversion.

     The conversion rate shall be automatically adjusted upon the occurrence of the following events: (i) the issuance of capital stock of the Corporation as a dividend or a distribution on Common Stock, (ii) subdivisions, combinations and reclassification of the Common Stock, (iii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase shares of Common Stock at less than the current market price, and (iv) the distribution to all holders of Common Stock of evidences of indebtedness of the Company or of assets (other than cash dividends from retained earnings) or subscription rights to securities of the Company (other than those referred to above collectively, "Recapitalization Events"). Upon the occurrence of a Recapitalization Event, shares of Series C Preferred Stock should thereafter become convertible into those shares of Common Stock and/or other securities which the holder of such shares would have held following the Recapitalization Event had such holder converted such shares into Common Stock immediately before the Recapitalization Event. Except in these cases, the conversion rate will not be adjusted for the issuance of Common Stock. No adjustment of the conversion rate will be required to be made in any case until cumulative adjustments amount to at least one percent of the current conversion rate. The Corporation reserves the right to make such increases in the conversion rate in addition to those required by the foregoing provisions as the Corporation in its discretion shall determine to be advisable in order that certain stock related distributions hereafter made by the Company to its shareholders shall not be taxable.

     Except as discussed above, no adjustment upon conversion will be made for dividends on the Series C Preferred Stock.

     Upon the occurrence of any consolidation or merger of the Corporation with or into any other corporation other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification of or changes in outstanding shares of common stock, or any sale or transfer of all or substantially all the assets of the Corporation, the holder of each share of Series C Preferred Stock shall after such consolidation, merger, sale or transfer convert such share of Series C Preferred Stock only into the kind and amount of securities, cash and other property which such holder would have been entitled to receive upon such consolidation, merger, sale or transfer if the holder had held the common stock issuable upon the conversion of such share of Series C Preferred Stock immediately prior to such consolidation, merger, sale or transfer.

     IN WITNESS WHEREOF, the undersigned, being the duly elected officers of the Corporation, hereby declare and certify that the facts herein stated are true and accordingly execute this instrument as of this 1st day of December, 1997.

                                       GREAT PINES WATER COMPANY, INC.



                                       By:
                                          ------------------------------------
                                          Robert A. Hammond, Jr.


ATTEST:



----------------------------------
Robert A. Hammond, Sr.